Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sirius XM Holdings Inc. and subsidiaries:

We consent to the use of our reports dated January 30, 2019, with respect to the consolidated balance sheets of Sirius XM Holdings Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference. Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition effective January 1, 2018 due to the adoption of Accounting Standard Update (ASU) 2014-09 and all related amendments, which established Accounting Standard Codification (ASC) Topic 606, Revenue - Revenue from Contracts with Customers. Our report on the consolidated financial statements also refers to a change in the method of accounting for share-based payments in 2016 due to the adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

/s/ KPMG LLP

New York, New York
February 1, 2019